EXHIBIT 16.1

December 1, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01(a) of Form 8-K/A Amendment No. 1 dated December 1, 2017, of Daktronics, Inc. and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 1, 2017